Exhibit 99

Titan International, Inc. Announces Resale Registration Statement Declared Effective

     QUINCY, Ill.--(BUSINESS WIRE)--Sept. 30, 2004--Titan International, Inc. (NYSE:TWI) announced today that the Securities and Exchange Commission has declared effective its resale registration statement relating to the resale by selling securityholders of its 5.25% senior convertible notes due 2009 and the common shares issuable upon conversion of the notes.
     The resale registration statement was filed in satisfaction of the obligations of Titan International, Inc. under a registration rights agreement that was entered into in connection with its private placement of the notes in July 2004. Titan International, Inc. will not receive any of the proceeds from any resale of the notes or the common shares issuable upon conversion of the notes.

     This press release does not constitute an offer to sell or solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

     Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

     CONTACT: Titan International, Inc.
              Lisa Ross, 217-221-4489